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                                                                     EXHIBIT 3.1
                           CERTIFICATE OF DESIGNATION

                                       OF

                   SERIES E $1.00 CONVERTIBLE PREFERRED STOCK

                                       OF

                            SUPERIOR GALLERIES, INC.


         Pursuant to Section 141 of the Delaware General Corporation Law, the undersigned, being officers of Superior Galleries, Inc., a Delaware corporation (the "Corporation"), do hereby certify that the following resolutions were duly adopted by the unanimous consent of the board of directors (the "Board") of the
Corporation:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the Certificate of Incorporation of the Company and
Section 151 of the DGCL, the Board hereby creates two million five hundred thousand (2,500,000) shares of Series E $1.00 Convertible Preferred Stock, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereon (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation, which are applicable to the preferred stock, if any) as follows:

1.       DESIGNATION.
         ------------

         The series of preferred stock shall be designated and known as "Series E $1.00 Convertible Preferred Stock" (the "SERIES E PREFERRED STOCK"). The number of shares constituting the Series E Preferred Stock shall be two million five hundred thousand (2,500,000). Each share of the Series E Preferred Stock shall have a stated value equal to One Dollar ($1.00) (the "STATED VALUE").

2.       CONVERSION RIGHTS.
         ------------------

         The Series E Preferred Stock shall be convertible into the $0.001 par value common stock of the Corporation (the "COMMON STOCK") as follows:

                  a. OPTIONAL CONVERSION. Subject to and upon compliance with the provisions of this Section 2, a holder of any shares of the Series E Preferred Stock (a "HOLDER") shall have the right at such Holder's option at any time, to convert any of such shares of the Series E Preferred Stock held by the Holder into fully paid and non-assessable shares of the Common Stock at the then Conversion Rate (as defined herein).

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                  b. CONVERSION RATE. Each share of the Series E Preferred Stock is convertible into the number of shares of the Common Stock shall be calculated by dividing the Stated Value by $6.00 (the "CONVERSION PRICE"; the conversion rate so calculated, the "CONVERSION RATE"), subject to adjustments as set forth in Section 2(d) hereof.

                  c. MECHANICS OF CONVERSION. The Holder may exercise the conversion right specified in Section 2(a) by giving thirty (30) days written notice to the Corporation, that the Holder elects to convert a stated number of shares of the Series E Preferred Stock into a stated number of shares of Common Stock, and by surrendering the certificate or certificates representing the Series E Preferred Stock to be converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued.

                  d. CONVERSION RATE ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (1) CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE. In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of all or substantially all of the assets of the Corporation, each share of the Series E Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series E Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder of the shares of the Series E Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock of other securities or property thereafter deliverable on the conversion of the shares of the Series E Preferred Stock.

                  (2) STOCK DIVIDENDS, SUBDIVISIONS, RECLASSIFICATION, OR COMBINATIONS. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares; the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of any shares of the Series E Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that it would have owned or been entitled to receive had such Series E Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

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                  (3) ISSUANCES OF SECURITIES. If the Corporation shall (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price, or (ii) sell or otherwise issue the Corporation's securities which are convertible into or exercisable for shares of the Corporation's Common Stock at a conversion or exercise price per share less than the Conversion Price, then immediately upon such issuance or sale, the Conversion Price shall be adjusted to a price determined by multiplying the Conversion Price immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale (excluding shares held in the treasury), plus the number of shares of the Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of the additional shares to be issued at such issuance or sale.

                  (4) EXCLUDED TRANSACTIONS. No adjustment to the Conversion Price shall be required under this Section 2(d) in the event of the issuance of shares of Common Stock by the Corporation upon the conversion of the Corporation's presently outstanding Series A $5.00 Redeemable 8% Convertible Preferred Stock, Series B $1.00 Convertible Preferred Stock (THE "SERIES B PREFERRED STOCK") or Series D $1.00 Convertible Preferred Stock (THE "SERIES D PREFERRED STOCK") , or upon exercise of or pursuant to any outstanding warrants, stock options or stock option plan now existing or hereafter approved by the Holders which warrants or stock options have an exercise or conversion price per share of less than the Conversion Price.

         e. APPROVALS. If any shares of the Common Stock reserved for the purpose of conversion of shares of the Series E Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of the Series E Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

         f. VALID ISSUANCE. All shares of Common Stock that may be issued upon conversion of shares of the Series E Preferred Stock will upon issuance be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

3.       LIQUIDATION.
         ------------

         a. LIQUIDATION PREFERENCE. In the event of liquidation, dissolution or winding up of the Corporation (each a "LIQUIDATION EVENT"), the Holders of the Series E Preferred Stock shall have the same liquidation preference, pari passu, as the holders (the "SERIES B HOLDERS") of the Series B Preferred Stock and the Series D Preferred Stock, and shall be entitled to receive, before any distribution of assets shall be made to the holders of any Common Stock, but after the liquidation preference of the Series A $5.00 convertible preferred


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stock (the "SERIES A PREFERRED STOCK"), an amount equal to the Stated Value per share of Series E Preferred Stock held by such Holder (the "LIQUIDATION PAY OUT"). After payment of the Liquidation Pay Out to each Holder and the payment of the respective liquidation preferences of the other classes of preferred stock of the Corporation pursuant to the Corporation's Certificate of Incorporation, each Holder shall be entitled to share with the Series B Holders, the Series D Holders and the holders of the Common Stock, PARI PASSU, the remaining assets of the Corporation available for distribution to the Corporation's stockholders, with the ratable shares to be distributed with respect to the Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock calculated on an as-converted basis.

         b. RATABLE DISTRIBUTION. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders, the Series B Holders and the Series D Holders shall be insufficient to permit payment in full to such holders of their respective Liquidation Payouts, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to any senior stockholders shall be distributed ratably among such holders of the Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

4.       VOTING RIGHTS.
         --------------

         Except as prohibited under Delaware law, the Holders of the Series E Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. For the purposes of such shareholder votes, each share of Series E Preferred Stock shall be entitled to such number of votes as represented by the number of shares of Common Stock such share of Series E Preferred Stock would be convertible into at the time of such voting. Notwithstanding the foregoing, so long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class (i) alter or change the rights, preferences or privileges of the Series E Preferred Stock as outlined herein, or (ii) create any new class or series of capital stock having a preference same as or over the Series E Preferred Stock as to the payment of dividends or the distribution of assets upon the occurrence of a Liquidation Event ("SENIOR SECURITIES"), or (iii) alter or change the rights, preferences or privileges of any Senior Securities so as to adversely affect the Series E Preferred Stock.

5.       DIVIDENDS.
         ----------

         The Holders of the Series E Preferred Stock shall not be entitled to receive dividends.

6.       NO PREEMPTIVE RIGHTS.
         ---------------------

         No Holders of the Series E Preferred Stock, whether now or hereafter authorized, shall, as such Holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class of the Corporation, whether now or hereafter authorized.

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7.       EXCLUSION OF OTHER RIGHTS.
         --------------------------

         Except as may otherwise be required by law, the shares of the Series E Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of the Series E Preferred Stock shall have no preemptive or subscription rights.

8.       HEADINGS OF SUBDIVISIONS.
         -------------------------

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9.       SEVERABILITY OF PROVISIONS.
         ---------------------------

         If any right, preference or limitation of the Series E Preferred Stock set forth in this certificate of designation (this "CERTIFICATE") (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10.      STATUS OF REACQUIRED SHARES.
         ----------------------------

         No shares of the Series E Preferred Stock which have been issued and reacquired in any manner may be reissued, and all such shares shall be returned to the status of undesignated shares of preferred stock of the Corporation.

11.      RESTRICTIONS AND LIMITATIONS.
         -----------------------------

         So long as any shares of the Series E Preferred Stock remain outstanding, the Corporation may not, without the vote or written consent by the holders of a majority of the outstanding shares of the Series E Preferred Stock, voting as a separate class:

         a. Effect any sale, license, conveyance, exchange or transfer of all or substantially all of the assets of the Corporation or take any other action which will result in the holders of the Corporation's capital stock prior to the transaction owning less than 50% of the voting power of the Corporation's capital stock after the transaction; or

         b. Amend or otherwise change the Corporation's Certificate of Incorporation, bylaws or certificate of designation of any stock; or

         c. Change the nature of the business of the Corporation or any of its subsidiaries; or

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         d. Make any distributions on, or redemption of, any capital stock
(other than: (i) distributions or redemptions made pursuant to the certificates of designations of the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock; or (ii) redemptions or repurchases in amounts not exceeding $10,000 in the aggregate per fiscal year); or

         e. Authorize, issue, obligate itself to issue, any capital stock or securities convertible into or exercisable for any capital stock, other than:
(1) issuance of the Series E Preferred Stock pursuant to that certain Series E Preferred Stock Purchase Agreement between the Corporation and Stanford International Bank, Limited dated as of March 29, 2005 (the "SERIES E PURCHASE AGREEMENT"); (2) the issuance of the Common Stock upon the conversion of shares of the Corporation's preferred stock or upon the exercise of any options or warrants which have been contemplated or disclosed in the Series E Purchase Agreement; or (3) the issuance of options (and Common Stock or other securities issuable upon the exercise thereof) under the any stock option plan approved by the Company's Board of Directors; or

         f. Enter into any credit facility or issue any debt (except for (i) increases in debt under existing credit facilities as of the date hereof and as in effect on the date hereof and (ii) the increase of trade credit or accounts payable in the ordinary course of business) that exceeds $100,000 in a single transaction or a series of transactions; or

         h. Increase the number of directors on the Board above five; or

         i. Enter into any transaction with any affiliate (as such term is used in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended) of the Corporation or modify any existing agreement or understanding with such affiliate (except for any transaction with any of its wholly owned, operating subsidiaries in the ordinary course of business); or

         j. File a voluntary or involuntary petition that commences a case under Title 11 of the United States Code (or any successor statutes) with respect to the Corporation, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking, or consent to, relief under any applicable federal or state law relating to bankruptcy or insolvency.

12.      AMENDMENT.
         ----------

         This Certificate may be amended with the written approval of (i) the Corporation and (ii) the vote or written consent of holders of a majority of the outstanding shares of the Series E Preferred Stock, without the consent or approval of any other party. Any amendment so effected shall be binding upon the Corporation and any holder of the Series E Preferred Stock.

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         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary as of the 23rd day of March, 2005.

                                         SUPERIOR GALLERIES, INC.


                                         By:      /S/ Silvano Digenova
                                              ---------------------------------
                                              Name:  Silvano DiGenova
                                              Title:  Chief Executive Officer


                                         By:      /S/ Paul Biberkraut
                                              ---------------------------------
                                              Name:  Paul Biberkraut
                                              Title:  Secretary


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